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                       ENTERTAINMENT PROPERTIES COMPLETES
               ACQUISITION OF NEW ORLEANS MEGAPLEXES AND RECEIVES
                              FINANCING COMMITMENT

KANSAS CITY, MO. (March 15, 2002) -- Entertainment Properties Trust (NYSE: EPR), a Real Estate Investment Trust (REIT) that owns entertainment-related properties, announced today that it has completed the acquisition of the real estate and improvements associated with five megaplex theatres in the New Orleans metropolitan area. The five megaplexes have a total of 68 screens and 13,430 stadium style seats which represent 317,000 building square feet situated on over 60 acres.

Additionally Entertainment Properties announced that it has entered into lease agreements with American Multi-Cinema, Inc., a subsidiary of AMC Entertainment Inc. (AMEX:AEN) for the five New Orleans megaplex properties.

"Finalization of this transaction realizes a significant portion of the high quality portfolio growth we have anticipated for 2002 and represents an increase of more than 10% in total assets to approximately $625 million" said, David Brain, President and Chief Executive Officer of Entertainment Properties Trust.

The company also announced that it received a commitment from Fleet Bank for a $50 million revolving credit facility. The company anticipates drawing on this commitment to fund future acquisitions.

Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $625 million of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at www.eprkc.com.

Safe Harbor Statement: This press release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The company's actual financial condition and results of operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the company's SEC filings, including the company's report on Form 10-K for the year ended December 31, 2000.